Exhibit 5.1

2100 L STREET, NW SUITE 900 WASHINGTON DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM	MORRISON & FOERSTER LLP AUSTIN, BEIJING, BERLIN, BOSTON, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

December 6, 2022

Board of Directors

Unity Software Inc.

30 3rd Street

San Francisco, CA 94103

Re:	Resale Prospectus Supplement

Ladies and Gentlemen:

We are acting as counsel to Unity Software Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering of 14,430,616 shares of its common stock, par value $0.000005 (the “Common Stock”), by the selling stockholders (the “Shares”) as described in the Prospectus (as defined below), pursuant to the Company’s effective Registration Statement on Form S-3 (File Statement No. 333-260984) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated December 1, 2022, filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the offering of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

Board of Directors

Unity Software Inc.

December 6, 2022

Page Two

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the above described Current Report on Form 8-K and to the reference of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP